January 25, 2006

Ms.Debra R. Hoopes
c/o Intersections Inc.
14901 Bogle Drive
Chantilly, Virginia 20151

Dear Debra:

This letter (the “Transition Agreement”) is written to confirm our understanding regarding your transitional employment with Intersections Inc. (“Intersections” or the “Company”) through March 31, 2006, or such earlier date as your employment may be terminated in accordance with this Transition Agreement (the “Separation Date”), and your subsequent separation from Intersections.

During the transitional employment period from today through the Separation Date, you will continue to serve as the Chief Financial Officer of Intersections or such other position as may be directed by the Chief Executive Officer (“CEO”) and/or the Board of Directors of Intersections (the “Board”) and to perform such duties and responsibilities as reasonably directed by the CEO and/or the Board, in each case consistent with your senior level and experience. In addition, during such period, you will continue to receive your full base salary, less applicable deductions, at no less than the level in effect on December 26, 2005 and benefits at the level that Intersections generally makes available to its employees. You will also continue to be eligible for a discretionary bonus for the year 2005, less applicable deductions, in accordance with Intersections’ bonus plan and subject to the same policies, including but not limited to Board approval, as were in effect immediately prior to entering into this Transition Agreement, payable at the time that Intersections generally makes bonus payments and in accordance with Intersections’ policies and practices with respect to the payment of bonuses and with the bonus to be paid no later than March 31, 2006. As we discussed, you have been awarded a bonus in the amount of $25,000, less applicable deductions. You will not, however, be entitled to receive any equity grants of any kind whatsoever, including, but not limited to, options, restricted stock, or restricted stock units.

Provided that you do not resign from your employment prior to March 31, 2006, upon the effective date of the termination of your employment with Intersections, you agree to execute the Separation Agreement and General Release in the form substantially similar to the agreement attached as Exhibit A (the “Separation Agreement”). The Separation Agreement, which you may not sign prior to the Separation Date, shall provide, among other things, that Intersections will (i) pay you severance benefits through and including December 31, 2006, in exchange for your execution of the general release attached as Exhibit A in favor of Intersections and all affiliated entities and (ii) extend the time during which you may exercise certain vested stock options in consideration for your agreement to be bound by certain non-competition and non-solicitation and other obligations. If you resign prior to March 31, 2006, without prior written consent, you will receive your base salary and benefits through and including the date of your termination, except as required by law. In such event, you will not be entitled to the aforementioned severance benefits. If Intersections terminates your employment prior to March 31, 2006, you agree that the effective date of your termination will be the Separation Date and you will receive payments through the end of 2006 and the other benefits provided for that situation.

Upon this Transition Agreement becoming effective when you sign it and do not revoke it as provided below, Intersections will make a special payment to you in the amount of $3,500.00, less required deductions. The payment set forth in this paragraph is sometimes referred to herein as, the “Transition Payment.” The Transition Payment will be made to you within three (3) business days of the date this Transition Agreement becomes effective and your time to revoke it as set forth below expires.

In consideration of the Transition Payment, you for yourself and your heirs and assigns, hereby voluntarily, knowingly and irrevocably release and forever discharge the Company and its subsidiaries and affiliates, and their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, trustees, shareholders, principals, partners, attorneys, investors, participants, representatives, insurers, fiduciaries, agents or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Claims”), whether or not now known, suspected or claimed, which you had, have, or may have, against the Released Parties from the beginning of time up to and including the date you sign this Agreement, including, without limitation, all Claims which arise out of, relate to or are based on (i) your employment with the Company or termination therefrom, (ii) statements, acts or omissions by the Company or Released Parties, (iii) express or implied agreements between you and the Company and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Virginia Human Rights Act, which prohibit adverse employment action based upon whistle blowing activities and discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual harassment, retaliation, protected activity, disability/handicap, age, pregnancy, childbirth or related medical condition, or marital status, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever. Intersections agrees that you are not and will not be releasing any claims you may have for indemnification or advancement of expenses under this Transition Agreement or the Company’s or its subsidiary’s articles of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when you were a director, officer, or employee of Intersections or any affiliated company.

You hereby agree and covenant that neither you, nor anyone acting on your behalf, will file or otherwise commence any action, complaint, charge, grievance, arbitration or any other proceeding, administrative or judicial, or otherwise assert any Claims, whether or not now known, suspected or claimed, against Intersections or any Released Parties which you had, have or may have from the beginning of time up to and including the day and date of this Transition Agreement, including, but not limited to, all Claims which arise out of, relate to or are based on (i) your employment with Intersections or termination therefrom, (ii) statements, acts or omissions by Intersections or Released Parties, (iii) express or implied agreements between you and Intersections and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Virginia Human Rights Act, which prohibit adverse employment action based upon whistle blowing activities and discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual harassment, retaliation, protected activity, disability/handicap, age, pregnancy, childbirth or related medical condition, or marital status, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever. Nothing in the foregoing prevents your suing to enforce this Transition Agreement.

If you are made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, in any manner concerning or relative to your service, actions, or omissions on behalf of the Company as an officer, employee, director or agent thereof or of any entity with respect to which the Company directed or requested you to provide services, then the Company shall, to the maximum extent applicable law permits, and in addition to any such right granted to or available to you under the Company’s or other Released Parties’ articles of incorporation, charter, by-laws or standing or other resolutions, defend, indemnify and hold you harmless against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, except where a judgment or other final adjudication adverse to you establishes that (a) your acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that you personally gained in fact a material financial advantage to which you were not legally entitled resulting directly from the acts. The Company will, upon your request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including reasonable legal fees and expenses incurred by counsel you retain) in respect of your right to indemnification hereunder or in furtherance of such right, subject to receipt of a written affirmation by you of your good faith belief that you have satisfied the standards for indemnification hereunder and a written undertaking by you to repay such amounts if you are ultimately found not to be entitled to indemnification hereunder or otherwise or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which you are ultimately determined to be entitled. Your right to indemnification will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of your employment or any termination or expiration of this Agreement.

You agree to forward all requests for references to the Chief Executive Officer, President, Consumer & Small Business or Chief Legal Officer of Intersections who shall respond consistent with the following talking points:

•	Confirm your employment and dates of employment and state that Intersections does not generally provide qualitative statements about its employees or former employees. However, I am pleased to share the following:

•	Describe the nature of the work performed; and

•	Advise that you were not terminated due to any failure to perform your job (provided that as of the time the statement is made you have not been terminated for cause) but because of your desire to pursue other opportunities, including Chief Financial Officer positions with companies that are public or are preparing to become public.

You shall not engage in conduct, or make statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the Company or Released Parties. You shall not disclose the terms or existence of this Transition Agreement or the Separation Agreement, except (i) to comply or to obtain compliance with this Transition Agreement, (ii) to your respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph) and to the Internal Revenue Service or any analogous state or local taxation authority, and (iii) to any entity if required by legal process upon not less than 3 business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agree to cooperate with the Company and its attorneys if the Company elects to contest such legal process.

Except as may be required by law or as set forth in this Transition Agreement with respect to the agreed-upon Press Release (as defined below), you shall not issue, cause, or to the extent within your control, permit to be issued or cooperate with the issuance of any release, interview, publicity or statement, whether oral or written, of any kind, to any individual, the public, the press or the media which in any way concerns your employment with the Company, the reasons or circumstances which resulted in the cessation of your employment with the Company or the existence or terms of this Transition Agreement or the Separation Agreement; provided, however, you may tell prospective employers the nature of the work you performed at the Company and state that you left the Company’s employment due to your desire to pursue other opportunities.

You and the Company will mutually agree on the content of any press release regarding your employment status with, or the termination of your employment from, Intersections prior to its release. To this end, you and the Company have agreed to the content of the Press Release attached hereto as Exhibit B (the “Press Release”). The Press Release will be issued by the Company on or within four (4) business days following the Separation Date and any other public communication about your employment status, or the termination of your employment with, Intersections will be limited to and consistent with this Transition Agreement, including the text of Exhibit B, except as may otherwise be required by law.

This Transition Agreement is not an admission of any liability or wrongdoing by you, the Company or Released Parties. Further, this Transition Agreement sets forth the entire agreement between the Company and you concerning its subject matter and supersedes any such prior agreement or understanding. This Transition Agreement may only be modified by a writing signed by both parties. The provisions of this Transition Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either party hereto of a breach by the other party of any condition or provision of this Transition Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time.

Nothing in this Transition Agreement is intended to create a guarantee of employment through March 31, 2006, or for any other period. During the transitional employment period and through the Separation Date, your employment with Intersections remains at will. This means that either you or Intersections may terminate your employment with or without cause and with or without notice at any time; provided that if you terminate your employment prior to March 31, 2006, you will not be entitled to any payments or other benefits under the Separation Agreement, except as expressly provided under this Transition Agreement.

This Transition Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, your performance hereunder is personal to you and shall not be assignable by you. Intersections may assign this Transition Agreement to any subsidiary or affiliate or to any successor to all or substantially all of the business and/or assets of Intersections, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

This Transition Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia and all disputes arising out of or relating to this Transition Agreement or its breach shall be resolved in the courts located within the Commonwealth of Virginia, Fairfax County and you and the Company hereby submit exclusively to the jurisdiction and venue of those Virginia courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS TRANSITION AGREEMENT.

You acknowledge that:

•	you have read this Transition Agreement in its entirety and understand all of its terms, including that it constitutes a complete general release of all claims against the Company and Released Parties covered by its terms;

•	you have been advised, in writing, to review this Transition Agreement with an attorney before signing it;

•	you have had a sufficient period of time of up to 21 days within which to review this Transition Agreement, including, without limitation, with your attorney, and that you have, in fact, done so;

•	the special payment and reimbursement of attorney’s fees set forth above are the only consideration (the “Consideration”) for your signing this Transition Agreement and that no promise or inducement has been offered or made to induce you to sign this Transition Agreement, except as expressly set forth herein;

•	the Consideration is provided at the Company’s sole discretion and on a non-precedential basis and that you would not have received same if you did not sign this Transition Agreement;

•	you knowingly and voluntarily agree to all the terms and conditions contained in this Transition Agreement; and

•	this Transition Agreement shall not become effective until the 8th day after you sign it and that you may at any time before the effective date revoke this Transition Agreement by hand delivering or sending via overnight mail a written notice of revocation to the Company: Intersections Inc., 14901 Bogle Drive, Chantilly, VA 20151; Attention: Neal Dittersdorf, Esq.

INTERSECTIONS INC.

____________________________________
By: Michael Stanfield
          Chairman & Chief Executive Officer

Voluntarily Agreed to and Accepted this
________ day of _______________ 2006

____________________________
Debra R. Hoopes

COMMONWEALTH OF VIRGINIA	)
:ss.
COUNTY OF	)

On this _____ day of __________________ 2006, before me personally came Debra R. Hoopes, to me known and known to me to be the individual described in, and who executed the foregoing Agreement and General Release, and duly acknowledged to me that she executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________
Notary Public

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

          This Separation Agreement and General Release (the “Separation Agreement”), entered into this ____ day of ____________ 2006, is made by and between Intersections Inc. (“Intersections” or the “Company”) and Debra R. Hoopes (“Hoopes”) (collectively, the “Parties”).

          WHEREAS, Hoopes was employed by Intersections as the Chief Financial Officer;

          WHEREAS, Hoopes' employment with Intersections ceased as of _______ __, 2006;

          WHEREAS, prior to the cessation of Hoopes’ employment with Intersections, the Parties entered into an agreement, dated ________ ___, 200_ (the “Transition Agreement”), pursuant to which the Parties agreed to enter into a separation agreement and general release upon the termination of Hoopes’ employment with Intersections; and

          WHEREAS, the Parties, as a condition of performing their respective obligations as provided for herein and in this Transition Agreement, have agreed to execute, deliver and comply fully with the terms and provisions of this Separation Agreement and General Release (the “Separation Agreement”) below;

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties agree, represent and covenant as follows:

          1.           Separation. Subject to the terms of this Agreement and this Agreement becoming effective as set forth below, Hoopes’ termination of her employment as an officer, director and employee of Intersections and its subsidiaries and affiliates, shall be effective ______ __, 2006 (the “Separation Date”).

          2.           Compensation and Benefits. All compensation and benefits that Hoopes received as part of her employment will cease as of the Separation Date. Hoopes will be paid for all accrued, unused vacation days, less required deductions, if any. Thereafter, Hoopes and/or Hoopes’ dependents may continue group medical at her or their expense as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Hoopes will receive benefit continuation information in a separate letter.

          3.           Consideration. Upon this Agreement becoming effective when Hoopes signs it (which cannot be before the Separation Date) and does not revoke it as provided in paragraph 12 below, Intersections will (i) pay Hoopes severance, to which she is not otherwise entitled, equal to her current base salary of $210,000 per year, less applicable deductions and less the portion of her base salary paid in 2006 for the period prior to her Separation Date, for the period from the Separation Date through December 31, 2006, payable in accordance with Intersections’ normal payroll practices; (ii) pay the continuation costs of Hoopes’ medical benefits through COBRA until the earlier of December 31, 2006 or Hoopes being offered group medical insurance from another employer; provided that Hoopes continues to pay to Intersections an amount equal to her current employee contribution for her medical coverage for such period (the payments described in subparagraphs 3(i) and (ii) are sometimes referred to herein collectively, as the “Severance Benefits”); and (iii) provide a favorable reference as set forth in paragraph 6.

          4.           General Release; Covenant Not to Sue. In consideration of the Severance Benefits and favorable reference, Hoopes for herself and her heirs and assigns, hereby voluntarily, knowingly and irrevocably releases and forever discharges Intersections, its subsidiaries and affiliates and its respective predecessors, successors and assigns and their respective present, former, and future officers, directors, trustees, shareholders, principals, partners, attorneys, investors, shareholders, participants, representatives, insurers, fiduciaries, agents or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever (collectively, “Claims”), whether or not now known, suspected or claimed, which Hoopes had, has, or may have, against the Released Parties from the beginning of time up to and including the date Hoopes signs this Agreement, including, without limitation, all Claims which arise out of, relate to or are based on (i) Hoopes’ employment with Intersections or termination therefrom, (ii) statements, acts or omissions by Intersections or Released Parties, (iii) express or implied agreements between Hoopes and Intersections and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Virginia Human Rights Act, which prohibit adverse employment action based upon whistle blowing activities and discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual harassment, retaliation, protected activity, disability/handicap, age, pregnancy, childbirth or related medical condition, or marital status, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever.

           Hoopes hereby agrees and covenants that neither she, nor anyone acting on her behalf, will file or otherwise commence any action, complaint, charge, grievance, arbitration or any other proceeding, administrative or judicial, or otherwise assert any Claims, whether or not now known, suspected or claimed, against Intersections or any Released Parties, which Hoopes had, has or may have from the beginning of time up to and including the day and date of this Separation Agreement, including, but not limited to, all Claims which arise out of, relate to or are based on (i) Hoopes’ employment with Intersections or termination therefrom, (ii) statements, acts or omissions by Intersections or Released Parties, (iii) express or implied agreements between Hoopes and Intersections and/or Released Parties, (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Virginia Human Rights Act, which prohibit adverse employment action based upon whistle blowing activities and discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, medical condition, sex/gender, sexual harassment, retaliation, protected activity, disability/handicap, age, pregnancy, childbirth or related medical condition, or marital status, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever. Intersections agrees that Hoopes is not and will not be releasing any claims Hoopes may have for indemnification or advancement of expenses under the Transition Agreement or the Company’s articles of incorporation, charter, by-laws or standing or other resolutions, or under any insurance policy providing directors’ and officers’ coverage, then existing, for any lawsuit or claim relating to the period when Hoopes was a director, officer, or employee of Intersections or any affiliated company, nor any rights to sue to enforce the Transition Agreement or this Agreement.

          5.           Reference. Subject to this Agreement becoming effective, Hoopes agrees to forward all requests for references to the Chief Executive Officer, President, Consumer & Small Business or Chief Legal Officer of Intersections, who shall respond consistent with the following talking points:

•	Confirm Hoopes’ employment and dates of employment and state that Intersections does not generally provide qualitative statements about its employees or former employees. However, I am pleased to share the following:

•	Describe the nature of the work performed; and

•	Advise that Hoopes was not terminated due to any failure to perform her job (provided that as of the time the statement is made you have not been terminated for cause) but because of her desire to pursue other opportunities that are more directly suited to her experience and abilities, including opportunities with private companies or companies preparing to become public companies.

          6.           Extension of Time in Which to Exercise Vested Options. Subject to this Agreement becoming effective, the exercisability of all outstanding vested options held by Hoopes as of the Separation Date will be extended through and including December 31, 2006.

          7.           Non-Disparagement; No Publicity; Cooperation; Confidentiality; Return of Property and Documents; Work Product; Non-Competition; Non-Solicitation.

          a.           Non-Disparagement. Hoopes shall not engage in conduct, or make statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the Company or Released Parties. Hoopes shall not disclose the terms or existence of this Agreement, except (i) to comply or to obtain compliance with this Agreement, (ii) to Hoopes’ respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph 7.a.) and to the Internal Revenue Service or any analogous state or local taxation authority, and (iii) to any entity if required by legal process upon not less than 3 business days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agree to cooperate with the Company and its attorneys if the Company elects to contest such legal process.

          b.           No Publicity. Except as may be required by law, Hoopes shall not issue, cause, or to the extent within her control, permit to be issued or cooperate with the issuance of any release, interview, publicity or statement, whether oral or written, of any kind, to any individual, the public, the press or the media which in any way concerns Hoopes’ employment with the Company, the reasons or circumstances which resulted in the cessation of Hoopes’ employment with the Company or the existence or terms of this Agreement; provided, however, Hoopes may tell prospective employers the nature of the work Hoopes performed at the Company and state that Hoopes left the Company’s employment due to the desire to pursue other opportunities.

          c.           Cooperation. Hoopes agrees that, upon reasonable notice, without the necessity of Intersections obtaining a subpoena or court order, she will cooperate fully with Intersections and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving Intersections, or any of its affiliates or subsidiaries, in connection with any facts or circumstances occurring during Hoopes’ employment with Intersections or of which she has knowledge, in which Intersections reasonably determines that Hoopes’ cooperation is necessary or appropriate. Such assistance shall include, but not be limited to, furnishing relevant information and materials to Intersections and its legal counsel and providing testimony at depositions and at trial and shall continue until such matters are resolved. In addition, Intersections shall pay Hoopes at a rate of $200 per hour for her performance under this paragraph to compensate any loss of wages caused by such cooperation.

          d.           Confidentiality. Hoopes acknowledges and agrees that as a result of her employment with Intersections, she has learned certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by Intersections and which are used by Intersections in its business. Confidential Information includes, without limitation: (i) customer or client lists and supplier lists; (ii) the details of Intersections’ relationships with its customers or clients, including, without limitation, the financial relationship with a customer or client, knowledge of the internal “politics”/workings of a customer organization, a customer’s or client’s technical needs and job specifications, knowledge of a customer’s or client’s strategic plans and the identities of contact persons within a customer’s or client’s organization; (iii) Intersections’ marketing and development plans, business plans; and (iv) other information proprietary to Intersections’ business. Hoopes shall not, at any time, including after the termination of her employment, use or disclose such Confidential Information, except to authorized representatives of Intersections or the customer or client. Hoopes shall not be required to keep confidential any information, which is or becomes publicly available through no fault of Hoopes. Further, Hoopes shall be free to use and employ her general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of her duties and responsibilities as an employee of Intersections, so long as she applies such information without disclosure or use of any Confidential Information.

          e.           Return of Property and Documents. Hoopes represents and warrants that she has delivered to Intersections all (i) Intersections’ property in her possession or control, and (ii) Intersections’ documents or materials (other than documents or materials involving individual payroll or benefit information), whether or not such documents or materials were created by Hoopes or contain Confidential Information. Hoopes also represents that she has delivered to Intersections (and that no one else acting on Hoopes’ behalf has) any original and/or copy of any of the items described in this sub-paragraph. Hoopes may retain a copy of her MS WORD Outlook Contacts folder, subject to her obligations under Section 7(d) above.

          f.           Work Product. Hoopes agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by her during her employment by Intersections that (i) relate, whether directly or indirectly, to Intersections’ actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Hoopes on Intersections’ behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of Intersections. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Hoopes hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of her right, title and interest in and to the Work Product to Intersections in perpetuity or for the longest period otherwise permitted by law. Consistent with her recognition of Intersections’ absolute ownership of all Work Product, Hoopes agrees that she shall (i) not use any Work Product for the benefit of any party other than Intersections and (ii) perform such acts and execute such documents and instruments as Intersections may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to Intersections; provided, however, if following 10 days’ written notice from Intersections, Hoopes refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of Intersections’ officers as her attorney-in-fact to execute such documents on her behalf. This agency is coupled with an interest and is irrevocable without Intersections’ prior written consent.

          g.           Warranty. Hoopes represents and warrants to Intersections that (i) there are no claims that would adversely affect her ability to assign all right, title and interest in and to the Work Product to Intersections; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; and (iii) Hoopes has the legal right to grant Intersections the assignment of her interest in the Work Product as set forth in this Separation Agreement.

          h.           Non-Competition; Non Solicitation. Hoopes agrees that for 12 months following the effective date of this Separation Agreement, she shall not within the United States and Canada (i) engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in the consumer or small business credit management and identity theft protection services industry; (ii) solicit, directly, or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a client or customer of Intersections and/or its subsidiaries or affiliates or has been a client or customer of Intersections and/or its subsidiaries or affiliates in the preceding one (1) year period, to retain, purchase, or otherwise use, or promote, offer for sale, sell, market, advertise or endorse the credit management and/or identity theft protection services of any individual or entity other than Intersections and/or its subsidiaries or affiliates; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is employed on or after the effective date of the Transition Agreement by Intersections and/or its subsidiaries or affiliates or engaged during the same period by Intersections and/or its subsidiaries or affiliates as an independent subcontractor or consultant (other than an independent subcontractor, consultant, or other such vendor whose employment or engagement by Hoopes would not prevent or interfere with continued engagement by Intersections); and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by Intersections and/or its subsidiaries or affiliates or engaged by Intersections and/or its subsidiaries or affiliates as an independent contractor or consultant to end his/her business relationship with Intersections and/or its subsidiaries or affiliates.

          i.           Injunctive Relief. Hoopes acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to Intersections for which there shall be no adequate remedy at law. Intersections shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to Intersections.

          j.           Essential and Independent Agreements; Representations. It is understood by the Parties hereto that Hoopes’ obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Separation Agreement and that but for her agreement to comply with and/or agree to such obligations, restrictions and remedies, Intersections would not have entered into this Separation Agreement. Hoopes’ obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by her against Intersections under this Separation Agreement or otherwise will not excuse her breach of any of her obligations or affect the restrictions and remedies set forth under this paragraph 7. Hoopes acknowledges that she is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on her and will not prevent her from earning a livelihood. Hoopes and Intersections agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect Intersections’ legitimate business interests and that Hoopes and Intersections intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Hoopes agrees that given the scope of Intersections’ business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny Intersections the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

          8.           Breach. If Hoopes breaches this Separation Agreement, then Intersections may seek restitution of, and/or offset against, the Severance Benefits to the extent permitted by law. The Parties expressly acknowledge that their respective rights, duties and obligations under this Separation Agreement are cumulative and that Intersections taking any of the actions set forth in this paragraph 8 or in paragraph 7.i. shall not abrogate, diminish or otherwise impact the validity or enforceability of the release set forth in paragraph 4.

          9.           Miscellaneous. This Separation Agreement is not an admission of any liability or wrongdoing by Hoopes, Intersections or Released Parties. Further, the Separation Agreement sets forth the entire agreement between the Company and Hoopes concerning its subject matter and supersedes any such prior agreement or understanding. This Separation Agreement may only be modified by a writing signed by both Parties. The provisions of this Separation Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either Party hereto of a breach by the other Party of any condition or provision of the Separation Agreement to be performed by the other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time. This Separation Agreement shall inure to the benefit of and be binding upon the Parties, their legal representatives and successors and assigns. However, Hoopes’ performance hereunder is personal to Hoopes and shall not be assignable by Hoopes. Intersections may assign this Separation Agreement to any subsidiary or affiliate or to any successor to all or substantially all of the business and/or assets of Intersections, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

          10.           Choice of Law; No Jury. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia and all disputes arising out of or relating to this Separation Agreement or its breach shall be resolved in the courts located within the Commonwealth of Virginia, Fairfax County and Hoopes and Intersections hereby submit exclusively to the jurisdiction and venue of those Virginia courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

          11.           Acknowledgement:

•	Hoopes has read this Separation Agreement in its entirety and understands all of its terms, including that it constitutes a complete general release of all claims against Intersections and Released Parties;

•	Hoopes has been advised, in writing, to review this Separation Agreement with an attorney before signing it;

•	Hoopes has had a sufficient period of time of up to 21 days within which to review this Separation Agreement, including, without limitation, with her attorney, and that she has, in fact, done so;

•	Hoopes may not sign this Agreement until on or after the Separation Date;

•	the Severance Benefits and favorable reference set forth in paragraphs 3 and 5, respectively, and the extension of time in which Hoopes may exercise her vested stock option rights set forth in paragraph 6, are the only consideration (the “Consideration”) for Hoopes’ signing this Separation Agreement and that no promise or inducement has been offered or made to induce Hoopes to sign this Separation Agreement, except as expressly set forth herein;

•	the Consideration is provided at the Company’s sole discretion and on a non-precedential basis and that Hoopes would not have received same if Hoopes did not sign this Separation Agreement;

•	the headings used in this Separation Agreement are intended only for convenience of reference and shall not be used to amplify, limit, modify (or otherwise be used in the interpretation of) the terms of this Separation Agreement;

•	Hoopes knowingly and voluntarily agrees to all the terms and conditions contained in this Separation Agreement; and

•	this Separation Agreement shall not become effective until the 8th day after Hoopes signs it and that Hoopes may at any time before the effective date revoke this Separation Agreement by hand delivering or sending via overnight mail a written notice of revocation to the Company: Intersections Inc., 14901 Bogle Drive, Chantilly, VA 20151; Attention: Neal Dittersdorf, Esq.

          12.           No Future Employment; No Other Obligations. By entering into this Separation Agreement, Hoopes acknowledges that she (i) waives any claim to reinstatement and/or future employment with Intersections, (ii) agrees that she will not seek, apply for or accept employment and/or future employment with Intersections and (iii) is not and shall not be entitled to any payments, benefits or other obligations from Intersections and/or Released Parties whatsoever (except as expressly set forth herein).

INTERSECTIONS INC.

_______________________________
By: Michael Stanfield
     Chairman and Chief Executive Officer

Voluntarily Agreed to and Accepted this
__________ day of ______________ 2006

_______________________
Debra R. Hoopes

COMMONWEALTH OF VIRGINIA	)
:ss.
COUNTY OF	)

On this _____ day of __________________ 2006, before me personally came Debra R. Hoopes to me known and known to me to be the individual described in, and who executed the foregoing Agreement and General Release, and duly acknowledged to me that she executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

_________________________
Notary Public

EXHIBIT B

PRESS RELEASE

Intersections Inc. (Nasdaq: INTX) today announced that its Chief Financial Officer, Debra R. Hoopes, will be leaving the company effective March 31, 2006, in order to pursue other opportunities. Debra joined Intersections in June of 2004 as Senior Vice President, Corporate Development and Investor Relations and was named Chief Financial Officer in February of 2005. The company plans to announce Debra’s replacement shortly.

“We are appreciative of the excellent contribution Deb has made to the company and we wish her well in her future endeavors,” commented Michael Stanfield Intersections’ Chairman and CEO.